Exhibit 99.1

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EDITED TRANSCRIPT
TDW - Q3 2017 Tidewater Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 08, 2017 / 04:00PM GMT

OVERVIEW:
Co. reported 3Q17 net loss of $297.7m or $6.32 per diluted common share.

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FEBRUARY 08, 2017 / 04:00PM GMT, TDW - Q3 2017 Tidewater Inc Earnings Call

CORPORATE PARTICIPANTS

Joe Bennett Tidewater Inc. - EVP and Chief IR Officer

Jeff Platt Tidewater Inc. - President and CEO

Quinn Fanning Tidewater Inc. - EVP and CFO

Jeff Gorski Tidewater Inc. - EVP and COO

CONFERENCE CALL PARTICIPANTS

Gregory Lewis Credit Suisse - Analyst

Turner Holm Clarksons Platou Securities - Analyst

Douglas Dethy DC Capital - Analyst

Mark Brown Seaport Global Securities - Analyst

PRESENTATION

Operator

Welcome to the fiscal 2017 third-quarter earnings conference call. My name is John, and I will be your operator for today's call. (Operator Instructions) Please note the conference is being recorded. And I will now turn the call over to Joe Bennett.

Joe Bennett - Tidewater Inc. - EVP and Chief IR Officer

Thank you, John. Good morning, everyone, and welcome to Tidewater's third-quarter fiscal 2017 earnings results conference call for the period ended December 31, 2016. I am Joe Bennett, Tidewater's Executive Vice President and Chief Investor Relations Officer and would like to thank you for your interest in Tidewater.

With me this morning on the call are our President and CEO Jeff Platt; Jeff Gorski, our Executive Vice President and Chief Operating Officer; Quinn Fanning, our Executive Vice President and CFO; and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary.

We will follow our usual conference call format. Following our opening formalities, I will turn the call over to Jeff for his initial comments to be followed by Quinn's financial review. Jeff will then provide some final wrap-up comments, and we will then open the call for questions.

During today's conference call, we may make certain comments that are forward-looking and not statements of historical fact. I know that you understand that there are risks, uncertainties, and other factors that may cause the Company's actual future performance to be materially different from that stated or implied by any comment that we may make during today's conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the Risk Factors section of Tidewater's most recent Form 10-K.

With that, I'll turn the call over to Jeff now.

Jeff Platt - Tidewater Inc. - President and CEO

Thank you, Joe, and good morning to everyone. Yesterday after the markets closed, we reported a net loss for our third quarter of fiscal 2017 ended December 31, 2016, of $297.7 million or $6.32 per common share, inclusive of two items highlighted in our quarterly earnings press release: an after-tax non-cash asset impairment charge of $5.38 per share and a $0.06 per share after-tax foreign exchange gain.

Excluding these items, the per share loss for the quarter was $1.00. In a minute, Quinn will provide you with the details about the various factors that impacted the quarter's results.

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What I would like to do in my comments this morning is first provide you with an update on negotiations with our lenders and noteholders and, second, briefly review our operational performance in the context of where our industry is in the business cycle.

After Quinn discusses the financial details of the quarter and our near-term outlook, I will return to discuss how we see our industry cycle potentially unfolding.

As you saw in our earnings press release, we provided an update on our negotiations with our lenders and noteholders, including a range of potential outcomes for existing shareholders, if we are successful in restructuring the Company's various debt arrangements. On January 26, we announced a receipt of the most recent limited waiver from our lenders that extended the waiver of the unqualified audit opinion requirement and the minimum interest coverage ratio requirement until March 3, 2017.

We believe our discussions with the bank lenders and noteholders have been constructive to date. Our focus remains on reducing leverage, so as to best position the Company both during the current ongoing industry downturn and for an eventual industry recovery whenever that recovery may occur. As I am sure you can appreciate, we are not in a position to provide additional details in regards to the status of our negotiations with our debt holders at this time.

Turning to our fiscal third-quarter results, they are indicative of the very challenging market environment in which we currently operate. Our vessel revenues fell to $125 million, down 41% from the same quarter a year ago and down 10% from our prior quarter. This is disappointing, but not surprising given the rather dramatic and continuing supply/demand imbalance in the OSV market today.

During the quarter, we added a net one additional vessel to our stacked vessel fleet versus a net 26 in the prior quarter. The reduced level of revenue in the December quarter is a direct reflection of the full quarter's absence of those net 26 previously stacked vessels, along with the continued pressure on vessel day rates. Unfortunately, this is the nature of our business. Revenue declines resulting from utilization declines as activity and day rates continue to fall during the downturn phase of the oilfield cycle.

Operationally, the quarter's vessel margin of approximately 34% was down from the prior quarter, but the outcome reflected our continued focus on controlling those costs we can control. As you will see from our detailed vessel results tables contained in the press release, our average fleet wide day rates declined sequentially about $900 a day. At the same time, our fleet wide utilization rate fell by nearly 1.5 percentage points sequentially, with our fleet experiencing reduced utilization in virtually every geographic market in which we operate.

The combination of reduced day rates and lower utilization puts increased pressure on our vessel operating margin, even with our continued emphasis on reducing operating costs.

Operationally, we continued with another strong quarter in terms of service quality, inclusive of our safety performance. We have not experienced any lost time accidents so far this fiscal year, and I am pleased to report that we have now operated without an LTA since March of 2015, representing approximately 48 million man-hours worked.

Our total recordable incident rate, or TRIR, so far this fiscal year is 0.11 per 200,000 man-hours worked, indicative of the fact that we continue to maintain our focus on safety, compliance and delivering a high level of service to our clients in the midst of this very challenging business environment.

Two other points I would like to mention. Our G&A expense increased sequentially by a little over $1 million. That is largely due to the cost of the advisors assisting us and our lenders and noteholders during our restructuring negotiations.

Importantly, our field level G&A costs were down approximately 8% sequentially and 26% from the year ago quarter, again reflective of our continuing efforts to control those things we can control.

We also recognized a large non-cash asset impairment charge in the just completed quarter, following a quarter-end review of the carrying value of both our stacked and active fleet.

While our crystal ball may be no clearer than the crystal balls that are used by other industry participants, our current view as to the long-term cash flow generating capacity of our fleet is informed by both the severity of this industry downturn and its extended duration.

In addition, despite a limited number of secondhand vessel sale transactions that could be characterized as motivated by something other than the seller's financial distress, vessel valuations we traditionally solicit from ship brokers in connection with our asset impairment review process reflect the relatively negative near- to intermediate-term outlook for the OSV industry shared by most industry participants. Frankly, absent a clear view of future commodity prices and our customers' long-term offshore spending plans, neither we nor ship brokers know what a high specification couple-year-old OSV is, quote, worth, unquote. At present, however, we are not a seller at prices that may ultimately reflect a transient, albeit protracted trough for the OSV industry. In any event, Quinn will provide more detail on our impairment review process and resulting current quarter's impairment charge in a minute.

Let me now turn the call over to Quinn to walk you through the details of the quarter and provide you with some perspective on our next quarter's outlook. Quinn?

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Quinn Fanning - Tidewater Inc. - EVP and CFO

Thank you, Jeff. Good morning, everyone. As you know, we issued our earnings press release after the market closed yesterday. We plan to file our quarterly report on Form 10-Q through the EDGAR filing service later today. As Jeff noted, we reported a loss per diluted common share of $6.32 for the December quarter, which includes non-cash asset impairment charges of $5.38, and foreign exchange gains totaling $0.06 per share, resulting primarily from the weakening of the Norwegian kroner relative to the US dollar and our resulting revaluation of NOK-denominated liabilities as of December 31.

As Jeff noted, general and administrative expense for the December quarter includes professional services costs related to our ongoing debt negotiations of approximately $5 million. Excluding debt negotiation related advisor fees, G&A is down approximately 10% sequentially and down approximately 27% relative to the December quarter of fiscal 2016.

Also note that before discrete items, tax expense for the December quarter was approximately $3 million and, as was the case in prior quarters, primarily reflects revenue-based taxes in a number of international jurisdictions in which we operate.

Discrete items, which collectively reduced tax expense in the December quarter by approximately $6 million, included a downward revaluation of accrued foreign tax liabilities due to foreign exchange movements and a reduction in our accrual for uncertain tax positions. After the discrete items I noted, the income tax benefit recognized in the December quarter was approximately $3 million.

Vessel revenue for the December quarter, at approximately $125 million, was down approximately $14 million, or approximately 10%, quarter over quarter. Approximately $8.5 million of the quarter-over-quarter change reflects our stacking of previously active vessels that we expect to be underutilized in the coming quarters.

Overall vessel utilization, at approximately 41%, was down approximately 1.5 percentage points quarter-over-quarter and approximately 17 percentage points year-over-year. The Company has continued to stack underutilized vessels in order to reduce operating expenses and in order to try and maintain utilization of our active vessels at 70% or higher. Utilization of the active fleet in the third quarter was approximately 74%, or up approximately 4.5 percentage points quarter-over-quarter. Average day rates, at approximately $12,500, were down approximately $900, or approximately 7% quarter-over-quarter, which was slightly better than our expectations for the December quarter.

Like our customers, we have continued to aggressively reduce our operating expenses which were down approximately $4.7 million, or approximately 5% quarter-over-quarter. In particular, crew costs were down approximately $6 million quarter-over-quarter, approximately 70% of which reflects our stacking of underutilized vessels and the related reduction in manning requirements. Savings achieved in supplies and fuel expense were mostly offset by increases in other operating costs, which as a catch all expense line item can be a bit volatile quarter-to-quarter.

Repair and maintenance expenses were generally flat quarter-over-quarter. While we expect that our continued emphasis on reducing costs will result in additional savings over time, repair and maintenance expense will likely continue to be volatile quarter-to-quarter as a result of the timing and scope of vessel drydockings undertaken in any particular quarter.

As I have noted on prior earnings conference calls, for our active fleet, we do not have complete discretion on the timing of drydockings, many of which are undertaken in connection with periodic vessel certifications, including certifications required by the U.S. Coast Guard and the various classing societies.

At a high level, lower levels of vessel revenue in the December quarter reflect an OSV market that remains soft and choppy, with continued efforts to reduce direct expenses somewhat mitigating the reality of lower vessel revenue.

As Jeff noted in his opening remarks, we were able to generate a 34% vessel level cash operating margin during the quarter, despite the very difficult operating environment. Mid-30s vessel level cash operating margin will continue to remain a near-term target, recognizing that there will be volatility in operating costs and vessel level cash operating margin on a quarter-to-quarter basis for the reasons just noted.

On a global basis, Tidewater's average active vessel count, at 148 vessels, was down 16 vessels quarter-over-quarter, largely driven by the previously referenced net 26 vessels that were stacked during the September quarter. During the just completed quarter, we stacked 11 vessels, reactivated seven previously stacked vessels, and disposed of three vessels that were stacked at September 30. As a result, the stacked fleet at December 31 was 116 vessels, or up one vessel from September 30.

I will also note that 100 of the 116 vessels stacked at the end of the December quarter were built or acquired by Tidewater since 2000. Within that group of 116 vessels, 43 vessels were five- to 10-years-old and 13 vessels were less than five years old.

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Total general and administrative expense in the December quarter, at approximately $34 million, was up approximately $1.2 million quarter-over-quarter, again largely reflecting elevated professional services costs related to our ongoing debt negotiations.

EBITDA for the December quarter was approximately $13 million, or down approximately $4 million quarter-over-quarter.

In regards to the large asset impairment charge recognized in the December quarter, note that approximately $84 million of the charge related to our impairment of stacked vessels and approximately $169 million of the charge related to our impairment of active vessels. Impairment charges recognized during the December quarter represented about one-third of the pre-impairment carrying value of the 74 vessels that were impaired during the December quarter.

Our disclosure in regards to our regular review of our active and stacked fleets for possible impairments is rather detailed, so I will not repeat it here. I will note, however, that I believe the review process that we utilize is a thorough process and it is a process that we have utilized for a number of years.

As Jeff noted in his opening remarks, for both our team and the ship brokers that provide us with vessel appraisals for use in determining fair value estimates, projecting future cash flows and estimating fair values for capital assets that support offshore exploration, development and production activities is a difficult undertaking, even in the best of times. In the current environment, fair value estimates are particularly challenging because there are a limited number of buyers, sellers are generally in distress, and very few data points exist as to clearing prices for OSVs.

In regards to fleet profile and performance, as I mentioned earlier, Tidewater's active fleet averaged 148 vessels in the December quarter. Active deep water vessels averaged 55 vessels in the December quarter, and were down four vessels quarter-over-quarter. Active towing supply vessels averaged 68 vessels in the December quarter and were down seven vessels quarter-over-quarter. Active other vessels, which include crew boats and offshore tugs, averaged 25 vessels and were down four vessels quarter-over-quarter.

As I noted earlier, utilization of the active fleet, at approximately 74%, was up approximately 4.5 percentage points quarter-over-quarter. Average day rates, at approximately $12,500, were down approximately $900 quarter-over-quarter. Utilization of active deep water vessels in the December quarter was approximately 72%, or up approximately 1 percentage point quarter-over-quarter. Utilization of active towing supply vessels was approximately 77%, or up about 8 percentage points quarter-over-quarter. Utilization of active other vessels was approximately 68%, and it was up approximately 2.5 percentage points quarter-over-quarter.

Average day rates for deepwater vessels, at approximately $17,000, were down about $1,300, or approximately 7.5%, quarter-over-quarter. Average day rates for towing supply vessels, at approximately $11,500, were down about $1,000, or about 8% quarter-over-quarter. Average day rates for the other vessels, at approximately $5,200, were basically flat.

Looking quickly at our four geographic reporting segments...

For the Africa/Europe segment, which accounted for approximately 43% of consolidated third-quarter vessel revenue, vessel revenue was off about 7% quarter-over-quarter. Average active vessel count in the Africa/Europe segment, at 73 vessels, was off nine vessels quarter-over-quarter and off approximately 30 vessels year-over-year. As we have done in other regions, we have continued to stack underutilized vessels in the Africa/Europe segment in order to reduce our operating expenses.

Active vessel utilization across the Africa/Europe segment, at 73%, was up about 8 percentage points quarter-over-quarter, largely reflecting fewer active vessels in the December quarter, and average day rates, at $11,000, were down about 6% quarter-over-quarter.

For the Americas segment, which accounted for approximately 36% of consolidated third-quarter vessel revenue, vessel revenue was down approximately 14% quarter-over-quarter, largely reflecting contract suspensions by PEMEX that I noted on our last earnings conference call.

Activity in Mexico is expected to pick up at least modestly with the new year and renewal, at least at some level, of spending authority at PEMEX.

The average active fleet in the Americas segment, at 36 vessels, was down three vessels quarter-over-quarter. Utilization of active vessels in the Americas segment at approximately 67% was down 3% quarter-over-quarter. Average day rates within the Americas segment, at approximately $20,400 in the December quarter, was down about $500, or about 2%, quarter-over-quarter.

In the Middle East segment, which accounted for approximately 17% of third-quarter consolidated vessel revenue, vessel revenue was down about 12% quarter-over-quarter, generally reflecting relatively consistent activity, particularly in Saudi Arabia, but low average day rates due to intense competition.

The active fleet in the Middle East, at 31 vessels, was down two vessels quarter-over-quarter. Utilization of active vessels in the Middle East, at approximately 79%, was up about 4 percentage points quarter-over-quarter. Average day rates in the Middle East, at approximately $9,200 in the December quarter, were down about 13% quarter-over-quarter.

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In the Asia-Pac region, which accounted for the remaining 4% of consolidated third-quarter vessel revenue, vessel revenue was down about 9% quarter-over-quarter. The active vessel count in Asia-Pac, at eight vessels, was down two vessels quarter-of-quarter. Utilization of active vessels in Asia-Pac, at approximately 91%, was up about 7 percentage points quarter-over-quarter; however, average day rates in Asia Pac, at approximately $7,700, were down about 3% quarter-over-quarter.

Turning to financing and investment issues, cash flow from operations for the three months ended December 31 was approximately negative $40 million. In my mind, approximately $13 million of EBITDA and negative tax expense of approximately $3 million was essentially offset by interest expense for the quarter of approximately $19 million, with the quarter's pretax loss of approximately $300 million approximating the sum of $41 million of depreciation expense and a $253 million non-cash asset impairment charge that was recognized during the quarter.

It is a similar picture for the nine-month period, with pretax losses generally approximating the sum of depreciation expense and non-cash asset impairment charges that were recognized during the nine-month period ended December 31.

To complete the picture of CFFO for the three- and nine-month periods ended December 31, somewhat reversing the trend observed in the June and September quarters in which we reduced our net investment in working capital, net working capital increased in the December quarter by approximately $15 million, largely reflecting an approximate $30 million increase in the net due from our Angolan affiliate, Sonatide.

In part, the quarter-over-quarter increase reflect the timing of ordinary course commission payments by Tidewater to Sonatide. USD liquidity, however, remains very tight in Angola. As a result, dollar-denominated payments from the joint venture to Tidewater during the December quarter were down significantly from the level observed in recent quarters. Despite lower collections in the December quarter, our current expectation is that the net working capital related to our Angolan operations will be relatively stable, if not modestly decrease, over the next couple of quarters; however, the financial and operational challenges of managing our business in Angola remain significant. For reference, at approximately $155 million as of December 31, 2016, the net due from Sonatide is up approximately $4 million from March 31, 2016.

CapEx for the nine months ended December 31 was approximately $17 million, all of which was funded by proceeds from asset dispositions and the return by shipyards of milestone payments that were previously paid by Tidewater pursuant to cancelled vessel construction contracts. As expected and referenced in the September quarter, approximately $14 million of shipyard refunds were received in the December quarter. As of December 31, all but about $50,000 has been refunded by the two shipyards with which we entered into settlement agreements in 2015 in regards to cancelled vessel construction projects. Beyond the $50,000, the Company anticipates no further payments, credits, or charges in connection with the settlement agreements.

Total debt and net debt at December 31 was approximately $2.04 billion and approximately $1.39 billion, respectively. Net debt to net book capital at December 31, 2016, was approximately [44%].

Cash at December 31 was approximately $650 million, which is down approximately $25 million quarter-over-quarter. As discussed on past calls, our large cash position provides the Company with sufficient liquidity for at least the next couple of years, particularly recognizing that operating activities, at least to date, have not been a significant use of cash, and our remaining payments on construction in progress and other non-discretionary CapEx remain relatively modest.

As Jeff has already addressed the status of our debt restructuring discussions, I will just reiterate my comments from our last earnings conference call. Operationally, our near to immediate term goal is to live within our means and thereby better position the Company for a future upturn in offshore activity.

Importantly, while we have not been generating significant cash from operations in recent quarters, we have not been burning a lot of cash either. As I just noted, our current cash position significantly exceeds our near- to- intermediate-term liquidity requirements.

With that, I'll turn the call back over to Jeff.

Jeff Platt - Tidewater Inc. - President and CEO

Thanks, Quinn. Ever since this downturn began over two years ago, we have warned about the potential duration and the extent of damage to the offshore industry that a long downturn might create. Early on, we stated that we and our customers would need to learn to live in a world of lower oil prices. That would mean less cash flow available for our customers and changed priorities in their spending patterns. These changes brought a dramatic reordering of our customer's inventory of exploration and development projects. Unfortunately, offshore projects represent many of the more expensive projects in our clients' portfolios, and those became victims of reduced spending decisions.

Initially, the downturn was cushioned by the existence of long-term drilling rig and vessel contracts, but as we warned, there was already an oversupply of drilling rigs and OSVs with many more under construction. Fortunately, we were approaching the end of our fleet renewal program that had seen us add over 160 new vessels to our

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fleet over the 10 prior years, bringing the average age of our vessel fleet down to under nine years. Our new young fleet, coupled with the broadest geographic footprint in the industry, positioned us well, we thought, for weathering the extent of the downturn we initially envisioned.

As oil prices continued declining through 2015 and into early 2016, reaching a low in the mid-$20s a barrel last February, the pain inflicted on our industry increased, and any hope that the downturn being short-lived largely evaporated. This past year was the second consecutive year of significant cuts in global E&P spending by our customers, also marked by continued staff layoffs and postponement and cancellation of offshore projects. While it may be difficult to do so in today's environment, it is important to keep in perspective that the offshore industry remains an important segment for the global oil industry, accounting for roughly one-third of the world's oil output. The offshore sector continues to be a promising area for new exploration and development activity, but the challenge for the industry remains to reduce the cost of this activity.

The offshore industry is resetting the cost parameters. The sector remains more expensive and possesses higher exploratory risks, although generally greater rewards, than onshore shale formations where many of our customers are currently focusing their initial spending recovery efforts.

While the initial investment in offshore projects is generally more expensive than onshore, we are beginning to see a few indications of increased offshore activity as final investment decisions, or FIDs, for certain offshore projects have been made. We do recognize the natural time lag between FIDs and drilling activity. Thus far, recent incremental drilling activity has been predominantly in shallow water markets such as Mexico and Saudi Arabia. However, with the offshore rig count sitting in the 410 to 420 range, we believe it will take a significant increase in that count to create a meaningful OSV industry recovery. The magnitude of a significant increase requires that our customers gain greater confidence in the sustainability of higher oil prices and increased cash flows. How long it takes for that confidence to be established is impossible to know, but we believe it will be quarters and not months before a meaningful recovery commences.

Therein lies the challenge facing us as we work with our lenders arriving at an agreement that will allow the Company to operate successfully until the recovery becomes sustained and positioned appropriately to participate in the upturn.

Tidewater has the broadest geographic reach of any company in the offshore vessel market with the largest and most diversified new offshore vessel fleet managed by over 5500 dedicated employees. Together these capabilities enable us to participate in the various offshore markets in any water depth as these offshore markets ultimately recover. In our history, we have confronted numerous industry cycles. The current one is arguably the most challenging we have ever had to deal with. Management remains focused on taking the steps necessary to ensure that Tidewater is positioned as the strongest player in our industry when this cycle turns.

With that, we are ready for your questions. John, can you please open the lines, please?

QUESTION AND ANSWER

Operator

(Operator Instructions) Gregory Lewis, Credit Suisse.

Gregory Lewis - Credit Suisse - Analyst

Yes. Thank you, and good morning, gentlemen.

Jeff Platt - Tidewater Inc. - President and CEO

Good morning.

Quinn, realizing it's a little bit delicate, you kind of talked a little bit about impairments, but as -- it's interesting. As we look at the book value of the fleet right now, it's around $3 billion. Going back and looking at CapEx back to, say, 2009 or the last eight years, it has actually been $3.1 billion. So I guess what we are trying to get at is, at this point, is there opportunities -- or not opportunities, should we be thinking about the fleet being appropriately marked to where the market is given the $500 million in impairments that was seen over the last couple quarters, or are there still going to be opportunities for write-downs?

And what I'm trying to get at is, you talk about the quality of the fleet. Is the fleet where it needs to be, or are their assets in there that just don't -- that aren't really -- next-generation assets that have been purchased in the last eight years?

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Quinn Fanning - Tidewater Inc. - EVP and CFO

That's an interesting question, Greg. Obviously, you highlighted the net PP&E that is carried on the balance sheet at about $3 billion. That supports, obviously, about $1.7 billion of shareholder's equity on a book basis. I think I'd underscore the fact that the asset impairment process is not equivalent to marking the balance sheet to market. The asset impairment process is one that we have gone through on a couple of occasions in the past -- not just in the last couple quarters. It is really a two-pronged approach, which looks at the stacked fleet on a vessel by vessel basis. And in most cases, for something over $1 million of net book value, we reach out to a ship broker and ask them for an evaluation, and we adjust the carrying values to the extent that it exceeds the appraised value, which is our best indication of fair market value.

The process that we use for our active fleet is different, however, and that is not a -- necessarily an asset by asset review process. We look at groups of vessels that are similar in specification and use, and we project out estimated cash flows for the remaining useful life of the assets. And to the extent the undiscounted cash flows support the carrying value, we do not touch the book values. If, however, we have a quote-unquote step one failure, like the stacked fleet, we go out and appraise the individual vessels on a vessel by vessel basis and then appropriately adjust the carrying values where there is a deficiency vis-a-vis fair market value. So obviously, to the extent that you have a group of assets that do not fail a step one test, there is no need to go out and get a step two appraisal. And, as a result, as we highlight in the disclosures that you will see when we file the Q, there were a number of assets that did not incur impairments during the quarter, and as a result, those continue to be carried at historical costs. And so that is kind of the accounting side of the question. So, no, I would not suggest that $3 million of net PP&E as what we could sell it for next week.

Gregory Lewis - Credit Suisse - Analyst

Yes, okay. Understood.

Quinn Fanning - Tidewater Inc. - EVP and CFO

But we have a rigorous process, and we've followed it consistently. Your second question is whether or not weare exposed to future impairments, and I guess it is tough to say never -- you will never say never. We will go through the process at least semiannually in regards to the stacked fleet and at least annually in regards to the active fleet and more recently -- or more frequently -- if facts and circumstances change, but I guess that is the best answer I can give you. Unlike in previous downturns, our stacked fleet is relatively recent vintage equipment. Not all of it, but much of it is. And as a result, we expect that if there is an industry downturn, there is a lot of runway on that iron for future cash flow generating capacity. But, as I am sure you have heard from many other companies, an active capital asset today is an asset, and an inactive one is generally a liability. And that's generally how we look at it as well.

Gregory Lewis - Credit Suisse - Analyst

Sure. And then just a bigger picture question. Clearly you're outlining the continued challenges that the market is facing, and I don't think that is surprising to anybody. But as we -- you mentioned your geographic exposure, and as you think about the major regions you are in, clearly the Americas region in the West -- West Africa are sort of really the crux of the Company. As we go to other areas like Asia-Pacific or the Middle East, just as the Company thinks about further trying to focus on costs, is there anything -- does it make sense to be everywhere Tidewater is, or is there the potential that we can see Tidewater maybe scale back its global footprint over the next one to two years just as we continue to manage through the downturn?

Quinn Fanning - Tidewater Inc. - EVP and CFO

Well, we've already done that to some extent. Obviously, Australia is a market that we largely withdrew from given the relatively inelastic cost of labor there. We were not able to adjust the cost structure to reflect currently available day rates in that market. Obviously a lot of the projects also came to their natural conclusion with Gorgon, etc. etc. largely being completed, at least in terms of the elements that we are participating in. But, we have scaled back other operations. I'm not sure I would agree with your thesis that other than the Americas and West Africa, those are not good businesses. I would point to our Middle East operation as well. It's a very competitive because so many vessels are chasing what jobs do exist. But that is a business we have grown significantly, particularly in Saudi Arabia over the last six or seven years, and it is one that continues to generate positive results for us. And we look at opportunities to consolidate areas. We have consolidated some of our regional headquarters in order to eliminate redundant management structures. So we pulled a heck of a lot of costs out, but it is a day-to-day review where we look for additional opportunities. But at least where we sit today, I am not sure that there is a large swath of the globe where we are allowed to participate in oil and gas operations that we have a near-term expectation at least to withdraw from. That does not mean that we won't try and squeeze costs out where it's possible to do so.

Gregory Lewis - Credit Suisse - Analyst

Okay, guys. Thank you very much for the time.

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Quinn Fanning - Tidewater Inc. - EVP and CFO

Thank you, Greg.

Operator

(Operator Instructions) Turner Holm, Clarksons Platou.

Turner Holm - Clarksons Platou Securities - Analyst

Good morning, gentlemen.

Jeff Platt - Tidewater Inc. - President and CEO

Good morning, Turner.

Quinn Fanning - Tidewater Inc. - EVP and CFO

Good morning, Turner.

Turner Holm - Clarksons Platou Securities - Analyst

Actually, just to pick up on the theme of consolidation, we saw some big moves from some of your Nordic competitors this week. Just curious on your perspective on that and if you think that consolidation could eventually lead to some greater pricing discipline maybe in the market?

Jeff Platt - Tidewater Inc. - President and CEO

Turner, you would like to think so, but again, ours is a pretty fragmented business, so it takes a good bit of consolidation. I think, initially, the consolidation will result in someredundancies as far as costing. I think that would be some of the benefits. Ideally you have more stable people that are running the show, so to speak, and there would be some pricing discipline, but it is a pretty fragmented industry and it is an uphill climb.

Turner Holm - Clarksons Platou Securities - Analyst

Sure. Understand. Okay. Well, I guess the other thing I wanted to touch on was the slowdown in stacking that you guys mentioned in your prepared remarks and just touch on what is driving that. Does it in any way reflect the change in terms of chartering activity that you are seeing from oil companies? Are you seeing any customers maybe looking at it to take advantage of the downturn? Lockups and long-term vessel capacity at historically low rates?

Jeff Platt - Tidewater Inc. - President and CEO

Turner, we are seeing some of that. We are seeing some people that have announced some term contracts, quite frankly, at rates that are head scratchers. If you think that you can maintain a cost and dry dockings at some of the day rates that we see others that have signed up, that does not appear to make sense to us in a lot of cases. But, overall, we have seen a slowdown in our stacking, and that is a direct result of us having opportunities that we want to participate in.

Turner Holm - Clarksons Platou Securities - Analyst

I understand. To pick up on something you just said there, Jeff, I think it is interesting that you mentioned the rates in relation to the ongoing maintenance costs to the vessels. Do you think that there comes a point in the downturn where rates have to go up so that the companies in the sector are able to maintain their vessels?

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Jeff Platt - Tidewater Inc. - President and CEO

Turner, ultimately when you come up against the drydocking and you have to spend, let us just say, for a larger vessel, $1 million, $1.5 million, you cannot turn a blind eye to that. That is an investment that needs to be made to maintain the vessel in class. So ultimately I think as those walls get hit by operators and we are facing that everyday ourselves, the ability to turn a blind eye to that I think hits you square in the face when it is time to write the check for the maintenance on those boats.

So I think you are right that some of that will be a benefit to the industry as a whole that the rates have to go up. You just cannot continue to operate for extended periods of time - multi-years - at below or right at vessel breakeven margins and not take into account the investment that you have to do in the yard. You just cannnot do that.

Turner Holm - Clarksons Platou Securities - Analyst

I appreciate it, Guys. (multiple speakers)

Quinn Fanning - Tidewater Inc. - EVP and CFO

Your question regarding stacking activity, at least (technical difficulty) We'll certainly crew a vessel that does not have consistent work if we have visibility on consistent work at rates that make sense to us. As I highlighted, we have taken 30 vessels out the active fleet on the African coast. Some have moved to other regions and others have gone to the stacked fleet, but the objective in that is just trying to get to what we consider the economic utilization of the active fleet, which is about 70%. And I think if you look at our regions which we report and I think it is true if you go one level below that until you get to individual markets, we're generally generating 70% type utilization on what we do market and demand, and that is really what you are seeing with the overall utilization falling into the low 40s%, but the active fleet generally the worst quarter we have had was in the mid-60s%, maybe high 60s% in terms of utilization, and some regions were in the high 80s% even, and across-the-board we're at 70% plus utilization of the active fleet. So that is really what you are seeing is as the movement of vessels in and out of the stacked fleet in order to preserve 70% or better utilization of the active fleet, and to the extent that the market picks up, we will reactivate vessels, provided we can maintain 70% plus utilization.

Turner Holm - Clarksons Platou Securities - Analyst

I appreciate it, Quinn. Thank you.

Operator

Douglas Dethy, DC Capital.

Douglas Dethy - DC Capital - Analyst

Thank you for the call. I just wanted to make sure I understood -- did you say you think you are fairly balanced at this point in time between cash from operations and interest expense, and then you have got kind of modest CapEx going forward? And then the second part of that is, how do you think about or evaluate your debt capacity at this stage at this point?

Quinn Fanning - Tidewater Inc. - EVP and CFO

That's a great question. I guess what I was trying to highlight was the fact that the majority of our losses over the three and nine month periods directly relate to the amount of depreciation and asset impairments that we recognized. Cash flow from operations for the nine months ended December 31 was, as I highlighted, negative $40 million. About half of that resulted from movements in working capital balances, and as you point out, the remainder of the deficiency, at least in the recently completed quarter, is the delta between EBITDA and a tax benefit that was recognized and interest expense during the quarter, and interest expense.

So, at least the way we look at it, before you get to capital structure servicing, we are not burning cash from an operations perspective absent quarter-to-quarter movements in working capital. Your question regarding debt capacity is a complex one. Obviously, with $600 million plus worth of cash, we could probably service a significant amount of debt for an extended period of time. But that is not the same as operations supporting the capital structure, and obviously we are somewhat living on short-term waiver extensions with our existing debtholders, which adds an incremental layer of complexity to the discussion.

So it is not a direct answer to your question, but I guess the amount of debt you can service is somewhat a function of how you are servicing it, i.e. from cash reserves or operations, the former being a short- to intermediate-term solution potentially. But, at the end of the day, operations needs to support the capital structure in our view.

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Douglas Dethy - DC Capital - Analyst

And based on current operations, how much debt could you support, I guess?

Quinn Fanning - Tidewater Inc. - EVP and CFO

Well, if we are breaking even on an operating basis, not a lot.

Douglas Dethy - DC Capital - Analyst

Right. But that is, I guess, at current conditions obviously, so. Okay. Thank you.

Quinn Fanning - Tidewater Inc. - EVP and CFO

Thank you.

Operator

Mark Brown, Seaport Global.

Mark Brown - Seaport Global Securities - Analyst

How are you guys doing? I just wanted to ask a couple of quick ones. First, on the Americas region, I do not know if you can give any more granularity within the Americas region in terms of the country by country outlook. I know you mentioned Mexico was part of the issue with the PEMEX suspensions, but I am actually more interested on the deepwater side.

Jeff Platt - Tidewater Inc. - President and CEO

Mark, we do not like to go into country by country, but I will turn this over to Jeff Gorski, and he can give you a little bit of high level. But, again, going country by country is something we don't like to do. But, quite frankly, Mexico has been a little bit of the bright spot in the Americas. But to your question on deepwater, that is not what is driving some of the return to activity.

With that, Jeff, are you going to make a comment or two?

Jeff Gorski - Tidewater Inc. - EVP and COO

Yes. First of all, on Mexico, I think everybody knows about the deepwater lease sale, but there is a lot of seismic before we start turning to the right in terms of deepwater of those specific blocks that Mexico is putting up the offering. Probably from the broader perspective and they have seen the press releases specifically with regard to ExxonMobil and their activity and Guyana, there seems to be a bit of interest in terms of that geography, which is serviced out of our Trinidad and Caribbean operations. So there seems to be a little bit of interest there and some recent success, and is there a possibility of a future world-class deepwater basin? That remains to be seen, but obviously we have seen ExxonMobil with some recent success.

Down in Brazil, you know the story with Petrobras and the things that they are doing to try to work through their challenges and whatnot, so we remain active down there. But by no stretch of the imagination, any type of an upcycle and them as well offering investment to the international operators for pre-salt. And though we have not seen any increase in activity yet, maybe something down to future when, in fact, that if we do see additional dollars come in that investment area.

Gulf of Mexico, the rig count remains flattish. Do not see anything in terms of new activity brewing there with regard to deepwater. So that is the Americas if you are talking deepwater specific.

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Mark Brown - Seaport Global Securities - Analyst

Okay. That's helpful. I was also wondering -- I think you mentioned this in the prepared remarks, but I just missed it. If you could give an update on Sonatide and your collection efforts and how that has been going over the past three months.

Quinn Fanning - Tidewater Inc. - EVP and CFO

Sure. I did touch on it. Sonatide, as of December 31, we have a net due from affiliate of about $155 million, as I highlighted. The reduction in those balances that we observed in the June and September quarter is somewhat reversed in the December quarter as we made a large commission payment that was due to Sonatide as a result of prior collections.

And then as I also highlighted, USD or US dollar liquidity in Angola is very tight, and that has had a negative impact on collections in the December quarter. I guess if you look back over a longer period of time, we are essentially flat in terms of the net due from Sonatide over the fiscal year to date. I think I highlighted the fact that we are up about $4 million over a nine-month period. I would like to think over the next couple of quarters that balance will be stable if not modestly fall. That's the net balance.

But Angola is a challenging market for us today both operationally and financially. Clearly Angola, like many of the oil-leveraged developing economies, has been hurt very badly by the fall in oil prices, and they have also had some production and other challenges to deal with. But it is a market that we have operated successfully in past years, and we would expect to operate there successfully in the future. But obviously, higher oil prices and a better liquidity profile in terms of access to US dollars would be a significant positive in Angola, and that is really not the case today. But it is something I think we have done a reasonable job at managing over a period of time, and if you look back over a year and a half or two years, the net due from Sonatide is down quite substantially and, at least from our perspective, is at a manageable level today.

Mark Brown - Seaport Global Securities - Analyst

All right. Well, thank you very much.

Quinn Fanning - Tidewater Inc. - EVP and CFO

Thank you.

Operator

And we have no further questions at this time, and I will now turn it back over to Joe Bennett for closing remarks.

Joe Bennett - Tidewater Inc. - EVP and Chief IR Officer

John, thank you very much for hosting us today. We certainly appreciate everyone the participants on the call and on the Internet today that listened to our webcast and for your interest in our Company.

Have a great day. Thank you.

Operator

Thank you, ladies and gentlemen. This concludes today's conference. Thank you for participating, and you may now disconnect.

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